Exhibit 10.8

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of September 9, 2011 (the “Employment Agreement”), by and between BakerCorp, a Delaware corporation (the “Company”), and Elizabeth Wood Ganem (the “Executive”).

WHEREAS, the Company desires to employ the Executive as Vice President, Chief Human Resource Officer of the Company and wishes to acquire and be assured of her services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as Vice President, Chief Human Resource Officer of the Company and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

Section 1. Employment.

1.1. Term. Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing on October 10, 2011 (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Employment Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either party hereto provides the other party hereto with written notice that such period shall not be so extended at least 30 days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”). Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable, as of the first day after the last date on which notice may be given pursuant to the preceding sentence. The Executive’s period of employment pursuant to this Employment Agreement shall hereinafter be referred to as the “Employment Period.”

1.2. Duties. During the Employment Period, the Executive shall serve as the Company’s Vice President, Chief Human Resource Officer and such other positions as an officer or director of the Company and such affiliates of the Company as the Executive and the board of directors (the “Board”) of BakerCorp International Holdings, Inc. (“Parent”) shall mutually agree from time to time, and shall have the customary duties associated with such positions. The Executive shall report directly to the Chief Executive Officer of the Company. The principal place of employment, and principal office, shall be Seal Beach, CA.

1.3.Exclusivity. During the Employment Period, the Executive will devote substantially all of the Executive’s business time, attention and energies to the performance of the Executive’s duties hereunder. Consistent with the foregoing obligation, during the Employment Period, the Executive shall not without the prior written consent of the Board, which the Board may grant or withhold in its sole discretion: (i) accept any other employment; (ii) serve on the board of directors or similar body of any other business entity; or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that, solely in the case of clause (iii), is or may be competitive with, or that might place Executive in a competing position to that of, the Company Group (as hereinafter defined). The term “Company Group” means individually and collectively Parent and each of its direct and indirect subsidiaries, including, without limitation, the Company. Notwithstanding the foregoing, nothing herein shall prevent the Executive from (x) serving on the boards of directors of non-profit organizations, (y) participating in charitable, civic, educational, professional, community or industry affairs and (z) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

1.4. Payment of Taxes. To the extent that any taxes become payable by the Executive by virtue of any payments made to, or benefits conferred upon, the Executive by the Company, the Company shall not be liable to pay or obligated to reimburse the Executive for any such taxes or to make any adjustment under this Employment Agreement except as otherwise expressly set forth herein, and any payments otherwise due under this Employment Agreement to the Executive shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.

Section 2. Compensation.

2.1. Salary. As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $300,000.00, payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its sole discretion.

2.2. Annual Bonus. For each fiscal year of the Company ending during the Employment Period, the Executive shall be eligible for a potential award of additional compensation (the “Annual Bonus”) to be based upon such objectively determinable Company performance criteria for each such fiscal year as determined by the Board in the best interests of the Company (the “Performance Goals”). The Executive’s target Annual Bonus opportunity for each fiscal year that ends during the Employment Period shall equal 75% of the Base Salary (the “Target Annual Bonus Opportunity”) (which shall be pro-rated for any fiscal year not falling entirely within the Employment Period). The amount paid will depend on the extent to which the Performance Goals are achieved or exceeded. The Annual Bonus shall be paid within two and one-half months after the end of the Company’s fiscal year, subject to the Executive’s continued employment through the date of payment, except to the extent expressly provided herein. The Annual Bonus shall be paid in cash.

2.3. Initial Stock Option Grants. As soon as reasonably practicable following the Effective Date, Parent shall grant to the Executive an option to purchase 24,000 shares of common stock of Parent, pursuant to an option agreement between Parent and the Executive, substantially in the form attached hereto as Exhibit B. The foregoing grant shall be subject to the Board’s approval.

2.4. Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company.

2.5. Vacation. During the Employment Period, the Executive shall be entitled to four weeks vacation per fiscal year in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time. The number of vacation days is prorated for the first and last fiscal years of employment, and shall be determined by multiplying 20 by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365.

2.6. Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs (a) in connection with her exiting her consulting business activities in order to assume employment with the Company up to $50,000.00 (gross) and (b) during the Employment Period in performing her duties under this Employment Agreement provided that all such expenses are in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.

Section 3. Employment Termination.

3.1. Termination of Employment. The Company may terminate the Executive’s employment hereunder for any reason during the Term, and the Executive may voluntarily terminate her employment hereunder for any reason during the Term, in each case (other than upon a termination by the Company for Cause, as defined below) at any time upon not less than 30 days’ notice to the other party (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, (ii) any vested benefits to the extent provided under the applicable terms of applicable Company arrangements and (iii) any unreimbursed expenses in accordance with Section 2.6 hereof (collectively, the “Accrued Amounts”). It is specifically understood and agreed by the parties to this Employment Agreement that the Company’s obligations under this Section 3 constitute good and valuable consideration for the covenants made by the Executive in favor of the Company under this Employment Agreement, including, without limitation, Section 4 hereof.

3.2. Termination due to Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability (as defined below), in addition to the Accrued Amounts, the Company shall pay to the Executive or the Executive’s estate, as applicable, a pro-rata bonus for the fiscal year of termination, equal to the Executive’s Target Annual Bonus Opportunity, multiplied by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable fiscal year prior to and including the Termination Date and the denominator of which is 365 (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid within 30 days following the Termination Date.

3.3. Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (i) by the Executive by Voluntary Resignation for Good Reason, each as defined below (provided that the Executive has complied with the Notice of Resignation requirement set forth in Section 5.8 hereof) or (ii) by the Company without Cause (which shall include a Company non-renewal of this Employment Agreement in accordance with Section 1 hereof, provided, that, the Executive has continued employment to the end of the Term and resigns within ten days following the end of the Term), in addition to the Accrued Amounts, the Company shall pay to the Executive (A) a Pro-Rata Bonus and (B) an amount per month equal to one-twelfth of the sum of (x) Base Salary plus (y) the Target Annual Bonus Opportunity for the 12-month period following the Termination Date (the “Severance Benefits Period”); provided, that, if such termination occurs within the one-year period following a Change in Control (as defined below), in lieu of the Base Salary and Target Annual Bonus Opportunity continuation described in this clause (B), the Executive shall be entitled to such amounts in a lump sum ((A) and (B) together, the “Severance Amounts”). The Executive and the Executive’s dependents shall also be entitled to health benefits (including medical and dental benefits) under the Company’s health insurance plan for the Severance Benefits Period, subject to earlier termination of such benefits if the Executive ceases to be eligible for continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”) on similar terms and conditions applicable to the Executive immediately prior to the termination of the Executive’s employment; provided, that, such continued coverage shall be paid for by the Company to the extent that the Company was paying for such medical benefits immediately prior to termination, and the period of such continued coverage shall be credited against the Company’s obligation to permit the Executive to elect continuation coverage under Section 601 of the Employee Retirement Income Security Act of 1974, as amended, and any similar state law, and under COBRA, and any similar state law (the “Continued Medical Benefits”). The Company’s obligations under this Section 3.3 are collectively referred to as the “Severance Benefits.” Notwithstanding any provision to the contrary herein, and without limitation of any remedies to which the Company may be entitled, (i) the Severance Amounts shall be paid, or commence to be paid, as applicable, within the 30-day period following the Termination Date, provided, that, the Executive signs and delivers to the Company the release attached hereto as Exhibit A (the “Release”) and the period (if any) during which the Release can be revoked expires within such 30-day period; provided, further, that, if such 30-day period spans two calendar years, payment of the Severance Amounts shall be paid, or commence to be paid, as applicable, in the second calendar year. The Executive specifically acknowledges that the Executive’s entering into this Employment Agreement and payment by the Company of the Severance Benefits constitutes good and valuable and otherwise sufficient consideration for the Executive’s execution and delivery of the Release.

3.4. Voluntary Resignation other than for Good Reason; Termination by the Company for Cause. If the Executive’s employment with the Company is terminated (i) by the Executive by Voluntary Resignation other than for Good Reason or (ii) by the Company for Cause, the Company shall pay to the Executive the Accrued Amounts.

3.5. No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Employment Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment or other service by a subsequent employer or service recipient. The Company’s obligations to pay the Executive amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company or any of its affiliates.

Section 4. Restrictive Covenants.

4.1. Non-Disclosure of Confidential Information.

(a) “Confidential Information” means proprietary and confidential information regarding the Company Group that is not generally available to the public, including (to the extent that it is not so generally available): (1) information regarding the Company Group’s business, operations, financial condition, customers, vendors, sales representatives and other employees; (2) projections, budgets and business plans regarding the Company Group; (3) information regarding the Company Group’s planned or pending acquisitions, divestitures or other business combinations; (4) the Company Group’s trade secrets and proprietary information; and (5) the Company Group’s technical information, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae. For purposes of the preceding sentence, information is not treated as being generally available to the public if it is made public by the Executive in violation of this Employment Agreement.

(b) During the Term and at all times thereafter, (i) the Executive must maintain all Confidential Information in confidence and must not disclose any Confidential Information to anyone outside of the Company Group; and (ii) the Executive must not use any Confidential Information for the benefit of the Executive or any third party. Nothing in this Employment Agreement, however, prohibits the Executive from: (1) disclosing any information (or taking any other action) in furtherance of the Executive’s duties to the Company Group while employed by the Company Group; or (2) disclosing Confidential Information to the extent required by law (after giving prompt notice to the Company in order that the Company Group may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information). Upon the Company’s request at any time, and upon the Termination Date, the Executive must immediately deliver to the Company Group all tangible items in the Executive’s possession or control that are or that contain Confidential Information, without keeping any copies.

(c) The covenants of the Executive under this Section 4.1 are in addition to, and are not intended to limit in any way, the Executive’s duties and obligations to the Company Group under any applicable statutory, civil or common law not to disclose or make personal use of Confidential Information or trade secrets.

4.2. Non Solicitation, No-Hire and Non-Disparagement:

(a) For the period beginning on the date of this Employment Agreement and ending two years after the Termination Date (the “Restricted Period”), the Executive covenants and agrees that the Executive shall not, directly or indirectly, as an officer, director, employee, partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, (i) solicit any Persons (as such term is defined below) who are, or within the one-year period immediately preceding the Termination Date were, customers of the Company Group, to purchase other than from the Company Group any goods or services sold or provided by the Company Group in relation to the Business (as such term is defined below) or (ii) take any action to discourage any Persons who are, or within the one-year period immediately preceding the Termination Date were, suppliers of the Company Group, from doing business with the Company Group.

(b) In addition, the Executive covenants and agrees that during the Restricted Period, the Executive shall not, directly or indirectly, as an officer, director, employee, partner, stockholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, hire or solicit to perform services (as an employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association with the Company Group (as applicable) any Persons who are, or within the six-month period immediately preceding the solicitation were, employed by the Company Group at the level of a manager, director (e.g., sales and marketing, business development), vice-president, president or any level more senior than any such level, provided, however, that (A) solicitation or hiring by the Executive of an immediate family member of such Executive shall not constitute a violation of this Section 4.2, and (B) general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 4.2 and the hiring of any person as a result of such permitted solicitations shall not constitute a breach of this Section 4.2.

(c) The Executive also hereby covenants and agrees that the Executive shall not, directly or indirectly, make (or cause to be made) to any Person any knowingly disparaging, derogatory or other negative statement about the Company Group or any of their officers, directors or employees. The Company covenants and agrees that the directors and senior officers of the Company shall not, directly or indirectly, while employed by the Company Group or serving as a director of any member of the Company Group, as the case may be, make (or cause to be made) to any person or entity any knowingly disparaging, derogatory or other negative statement about the Executive. The foregoing shall not be violated by (i) truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or (ii) statements that the Executive or the senior officers or directors of the Company in good faith believe are necessary or appropriate to make in connection with their good faith performance of their duties to the Company Group.

4.3. Reasonableness of Restrictions. The Executive specifically acknowledges and agrees that the time, geographic and activity restrictions (as applicable) set forth in Section 4 of this Employment Agreement are reasonable and properly required for the protection of the Company Group. The Executive further agrees that these restrictions shall be given the construction which renders their provisions enforceable to the maximum extent (but not in excess of their express terms) possible under applicable law. If, however, a court of competent jurisdiction determines that any of the restrictions stated herein are unreasonable or otherwise not enforceable, the parties agree to the reduction of such unenforceable restriction to the maximum time, geographic and activity restriction (as applicable) as such court deems reasonable and otherwise enforceable under the circumstances then existing. Also, if the Company Group seeks partial enforcement of those Sections as to only time, geographic and activity restrictions which are deemed reasonable by a court of competent jurisdiction, then the Company Group shall be entitled to such partial enforcement. If such agreement of reduction or right of partial enforcement is not enforced by a court of competent jurisdiction, then the unenforceable provisions shall be severed in accordance with Section 6.5. The Executive recognizes that any breach of Section 4 will cause irreparable injury to the Company Group and that the actual damages may be difficult to ascertain, and the Executive agrees that money damages may not be an adequate remedy for breach of any such Sections. Therefore, in the event of a breach or threatened breach of any such Sections by the Executive, the Company Group, or their respective successors and assigns may, in addition to other rights and remedies existing in their favor, apply to a court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any breach of, the provisions hereof without the requirement to post bond. In addition, in the event of a breach by the Executive of such Sections, the covenant period with respect to the Executive and such breached restriction, shall be tolled until such breach is stopped.

4.4. Other Obligations. Without implication that the contrary would otherwise be true, the Executive’s obligations under Section 4 of this Employment Agreement are in addition to, and not in limitation of, any other obligations that the Executive may have under contract, applicable law or otherwise.

Section 5. Certain Definitions.

5.1. “Business” means the business (i) of leasing temporary containment equipment, pumps, filtration equipment and related accessories, (ii) of selling pumps and related accessories and (iii) as conducted or contemplated to be conducted (in the case of contemplated conduct, as evidenced by tangible business activities that have been undertaken by any member of the Company Group or actions, activities or plans approved by the Board) by the Company Group on the Termination Date.

5.2. “Cause” means any of the following, as reasonably determined in good faith by the Board: (i) commission by the Executive of a felony (or a crime involving moral turpitude); (ii) theft, conversion, embezzlement or misappropriation by the Executive of funds or other assets of the Company Group or any other act of fraud or material dishonesty with respect to the Company Group (including acceptance of any bribes or kickbacks); (iii) intentional, grossly negligent or unlawful misconduct by the Executive that causes material harm to the Company Group or exposes the Company Group to a substantial risk of material harm; (iv) the Executive’s violation of a law regarding employment discrimination or sexual harassment; (v) the Executive’s repeated failure to follow the reasonable directives of a supervisor (or the Board – or person(s) exercising a managerial function similar to the Board – of the Executive’s employer within the Company Group) which failure has not been cured by the Executive within 30 days after written notice to the Executive of such failure; (vi) the unauthorized dissemination by the Executive of Confidential Information which causes material harm to the Company Group or exposes the Company Group to material harm; (vii) a material breach of any non-competition, non-solicitation, confidentiality or similar agreement with the Company Group; or (viii) a material breach of this Employment Agreement which breach has not been cured by the Executive within 30 days after written notice to the Executive of such breach (which 30-day cure period shall be required only if such breach is capable of being cured). In the event that the Board believes that Cause may exist, it shall provide the Executive with the opportunity to promptly (and in any event, not later than the date and time specified by the Board in writing for responding to its request for information, which date shall be reasonable given the circumstances that are being evaluated with regard to whether Cause may exist) provide the Board with information relevant to the Board’s ultimate determination as to whether Cause exists.

5.3. “Change in Control” means any transaction or series of related transactions (including the consummation of a merger, share purchase, recapitalization, redemption, issuance of capital stock, consolidation, reorganization or otherwise) pursuant to which (i) the stockholders of Parent immediately before such transaction own (together with their affiliates), immediately following such transaction, securities representing 50% or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction, or (ii) Parent sells all or substantially all of the assets of Parent and its subsidiaries on a consolidated basis; provided, that, for purposes of this Employment Agreement, an event shall not be considered to be a Change in Control unless such event is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code.

5.4. “Disability” means that (1) the Executive is suffering from an illness, injury, impairment or other disability that has caused (or the Board reasonably determines will cause) the Executive to be unable to perform the Executive’s duties with any member of the Company Group for 90 consecutive days or for 120 cumulative days during any 180-day period; (2) the Executive, the Executive’s spouse or a minor child of the Executive has been diagnosed with a disease or illness that a medical doctor reasonably acceptable to the Executive and the Company has certified is terminal; or (3) the Executive is receiving long term disability benefits under any policy, plan or program.

5.5. “Good Reason” means the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Executive to the Company of the occurrence of one of the reasons set forth below: (i) a material diminution in the Executive’s Base Salary or Target Annual Bonus Opportunity; (ii) a material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or (iii) a relocation of the Executive’s primary work location by more than 50 miles from its then current location. The Executive must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason in a Notice of Resignation pursuant to Section 5.8 hereof within 90 days after first becoming aware of the occurrence of such circumstances, and actually terminate employment within 30 days following the expiration of the Company’s 30-day cure period described above.

5.6. “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or the United States of America or any other nation, state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

5.7. “Voluntary Resignation” means the Executive’s voluntarily resignation of the Executive’s employment with the Company by delivery of the Notice of Resignation. The “Notice of Resignation” means a written notice of resignation addressed to the Board and sent to the Company in accordance with the provisions of Section 6.4 hereof. The Notice of Resignation shall set forth the date of resignation and state whether or not the Executive believes that the resignation is for Good Reason. In the event that the Executive believes that the resignation is for Good Reason, the Notice of Resignation shall also set forth in reasonable detail the basis of the Executive’s belief that the Executive is resigning for Good Reason, including the elements of the definition of Good Reason that the Executive believes are applicable.

Section 6. Miscellaneous.

6.1. Indemnification; Liability Insurance. The Company shall indemnify the Executive to the fullest extent permitted by applicable law in the event that the Executive is a party to a pending action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates. In addition, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Employment Period and thereafter for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against the Executive, providing coverage to the Executive that is no less favorable to the Executive in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided with respect to periods after the Effective Date to any other present senior executive or director of the Company.

6.2. Assignment; No Third-Party Beneficiaries. This Employment Agreement and the rights and duties hereunder are personal to the parties hereto and shall not be assigned, delegated, transferred, pledged or sold by either party hereto without the prior written consent of the Company. Notwithstanding the foregoing, the Company may assign this Employment Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Employment Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes this Employment Agreement by operation of law or otherwise assumes this Employment Agreement and agrees to perform the duties and obligations of the Company hereunder. Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except that the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive.

6.3. Complete Agreement; Amendments and Waivers. When signed by the Executive, this Employment Agreement sets forth the terms of the Executive’s employment by the Company, certain severance benefits to the Executive and the restrictive covenants made by the Executive in consideration thereof and the other terms hereof, and supersedes any and all prior representations and agreements, whether written or oral regarding the subject matter hereof (unless otherwise explicitly provided in this Employment Agreement). This Employment Agreement can be amended only in a writing signed by the parties hereto; provided, that, the observance of any provision of the Employment Agreement may be waived in writing by the party that will lose the benefit as a result of the waiver. The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

6.4. Notice. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:

BakerCorp

3020 Old Ranch Parkway, Suite 220

Seal Beach, CA 90740

Attn: Amy M. Paul, Esq.

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Jeffrey Ross, Esq.

Facsimile: 212-859-4000

If to the Executive:

Elizabeth Wood Ganem at her principal office at the

Company (during the Employment Period), and at all times

to her principal residence as reflected in the records of the

Company.

with a copy to:

[—]

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

6.5. Severability. Whenever possible, each provision or portion of any provision of this Employment Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

6.6. Applicable Law; Jurisdiction; Venue. This Employment Agreement is governed by the internal laws of the state of California, without giving effect to any choice of law rules that would require the application of the laws of any other jurisdiction. Each party irrevocably submits to the non-exclusive jurisdiction of any state or federal court within the state of California with respect to any cause or claim arising under or relating to this Employment Agreement. Each party irrevocably consents to the service of process by registered mail or personal service. Nothing in this Section 6.6 however, affects any person’s right (1) to serve process in any other manner permitted by applicable law or (2) to enforce or collect any judgment, order or injunction in any court or jurisdiction.

6.7. Binding Effect. This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

6.8. No Strict Construction; Convenience of Headings. The language used in this Employment Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of construction shall be applied to this Employment Agreement to the effect that it should be construed strictly against any party hereto. The headings contained in this Employment Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Employment Agreement.

6.9. Section 409A of the Code. To the extent applicable, this Employment Agreement shall be interpreted, construed and operated in accordance with Section 409A of the Internal Revenue Code and the Treasury Regulations and other guidance issued thereunder. If on the date of the Executive’s separation from service (as defined in Treasury Regulation Section 1.409A-1(h)) with the Company, the Executive is a specified employee (as defined in Section 409A of the Internal Revenue Code and Treasury Regulation §1.409A-1(i)), no payment constituting the “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) and after application of the exemptions provided in Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) shall be made to the Executive at any time during the six-month period following the Executive’s separation from service, and any such amounts deferred such six months shall instead be paid in a lump sum on the first payroll payment date following expiration of such six-month period. For purposes of conforming this Employment Agreement to Section 409A, the parties agree that any reference to termination of employment, severance from employment, resignation from employment or similar terms shall mean and be interpreted as a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). Each payment of severance under this Employment Agreement shall be considered a separate payment for purposes of Section 409A. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Employment Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

6.10. Executive’s Acknowledgement. The Executive acknowledges (i) that the Executive has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Employment Agreement and has been advised to do so by the Company, and (ii) that the Executive has read and understands this Employment Agreement, is fully aware of its legal effect, and has entered into it freely, based on the Executive’s own judgment.

6.11. Counterparts. A facsimile copy of this Employment Agreement (or a counterpart thereof) shall be treated as an original. This Employment Agreement may be executed in counterparts, a complete set of which shall be treated as a single document.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

BAKERCORP

By:

Name:
Title:

Elizabeth Wood Ganem

EXHIBIT A

GENERAL RELEASE

This General Release (this “Release”) is made and entered into by and between Elizabeth Wood Ganem (“Executive”) and BakerCorp (the “Company”).

WHEREAS, Executive has terminated employment with the Company on                     ;

WHEREAS, the Company and Executive are parties to an Employment Agreement dated [—], 2011 (the “Employment Agreement”) (capitalized terms not otherwise defined in this Release shall have the meaning assigned to such term in the Employment Agreement);

NOW, THEREFORE, in consideration of the promises and agreements set forth below, Executive and the Company agree as follows:

1.	Consideration. As partial consideration for entering into this Release, Executive is to receive the Severance Benefits in accordance with and subject to the terms and conditions of the Employment Agreement. Executive also acknowledges that Executive’s entry into the Employment Agreement constitutes good and valuable and otherwise sufficient consideration for Executive’s execution and delivery to the Company of this Release. Executive is advised to consult with an attorney before signing this Release.

2.	Released Parties. The term “Released Parties,” as used in this Release, shall mean the Company Group and any of its past or present employees, administrators, agents, officials, officers, directors, shareholders, divisions, parents, subsidiaries, successors, affiliates, general partners, limited partners, consultants, employee benefit plans (and their sponsors, fiduciaries, or administrators), insurers, accountants and attorneys.

3.	General Release. In consideration for the benefits described in Paragraph 1, Executive, on behalf of herself and her agents, representatives, attorneys, assigns, heirs, executors, and administrators, fully releases each of the Released Parties from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, attorneys’ fees, and remedies of any type, regarding any act or failure to act that occurred up to and including the date on which Executive signs this Release, including, without limitation, any claims arising or that arose or may have arisen out of or in connection with Executive’s employment or separation of employment from the Company, and including but not limited to:

all claims, actions or liability under (1) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. §1981), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Fair Labor

Standards Act, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act; (2) any other federal, state, or local statute, ordinance, regulation or constitution regarding employment, compensation, unpaid wages, employee benefits, termination of employment, or discrimination in employment; and (3) the common law of any state relating to employment contracts, wrongful discharge, defamation, or any other matter.

Notwithstanding the foregoing, this Release shall not be deemed to be a waiver of any claim Executive may have to the extent (and only to the extent) such claim arises from (1) a breach by the Company of its obligations under the Employment Agreement to pay or provide (as applicable) the Accrued Amounts and the Severance Benefits; (2) any rights to indemnification by the Company or its affiliates under applicable law, by-laws, or as an insured under any director’s and officer’s liability insurance policy now or previously in force, in any event to the extent so provided, (3) with respect to Executive’s rights as a shareholder or holder of options of Parent, or (4) rights applicable to Executive under ERISA and the Consolidated Omnibus Budget Reconciliation Act under any “employee benefit plan” (as defined in ERISA) of the Company applicable to Executive.

4.	Waiver of Statutory or Common Law Limitations on Release. On behalf of herself and her heirs, executors, legal representatives, successors and assigns, the undersigned Executive specifically waives the benefits of any statutory or common law of any state, which in effect provides that a general release does not extend to claims which the creditor does not know or suspect to exist in her favor. It is expressly understood and agreed that the releases contained herein are intended to cover and do cover all known facts and/or claims, as well as any further facts and/or claims within the scope of such released claims not known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof. On behalf of herself and her heirs, executors, legal representatives, successors and assigns, the undersigned Executive acknowledges that she may hereafter discover facts in addition to, or different from, those which she now believes to be true with respect to the subject matter of the Claims released herein, but agrees that the undersigned has taken that possibility into account prior to executing this Release and entering into the Employment Agreement, and that the releases given herein shall be and remain in effect notwithstanding the discovery or existence of any such additional or different facts, as to which the undersigned Executive expressly assumes the risk.

5.	Non-Admission. This Release does not constitute an admission by any of the Released Parties that any action that any of them took with respect to Executive was wrongful, unlawful or in violation of any local, state, or federal act, statute, or constitution, or susceptible of inflicting any damages or injury on Executive and the Company specifically denies any such wrongdoing or violation.

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6.	Release Inadmissible as Evidence. This Release, its execution, and its implementation may not be used as evidence, and shall not be admissible, in a subsequent proceeding of any kind, except one which either party institutes alleging a breach of this Release.

7.	Confidentiality. Except as may be specifically required by law, Executive agrees that she will not (without the prior written consent of the Company) disclose, publish, indicate, or in any manner communicate, the terms and provisions of this Release to any other person or entity except: (a) as may be required by law; (b) to her accountant and/or financial advisor to the extent necessary to prepare her tax returns; (c) to her attorney; and (d) to her immediate family members. Executive further agrees that prior to any such authorized disclosure, Executive will inform each such person to whom disclosure is to be made that the terms of this Release are confidential.

8.	Waiver of Monetary Damages. Nothing in this Release shall be construed to prohibit Executive from filing a charge with, providing information to, or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local government agency, though Executive acknowledges and agrees that Executive has waived the right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf or otherwise. Further, nothing in this Release shall preclude Executive from responding truthfully to a valid subpoena or a request by a governmental agency in connection with any investigation it is conducting.

9.	Waiver Applicable to California Residents. WITH RESPECT TO THE RELEASES CONTAINED HEREIN, IF THE UNDERSIGNED IS A RESIDENT OF CALIFORNIA, THE UNDERSIGNED ACKNOWLEDGES THAT SHE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

THE UNDERSIGNED HEREBY EXPRESSLY WAIVES ANY RIGHTS THAT SHE MAY HAVE UNDER SECTION 1542, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

10.	Entire Agreement. This Release contains the entire agreement and understanding between the Executive and the Company concerning the matters described herein. It supersedes all prior agreements, discussions, negotiations, understandings and proposals of the parties with respect to such matters. The terms of this Release cannot be changed except in a subsequent document signed by both parties.

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11.	Breach of Agreement. Executive agrees that in the event the Company is required to commence an action in law or equity to enforce its rights under any provision of this Release and prevails, Executive shall be liable for the reasonable attorneys’ fees, costs and related expenses incurred by the Company in connection with such action (other than with respect to any claim under the ADEA).

12.	Severability. The provisions of this Release shall be severable and the invalidity of any provision shall not affect the validity of the other provisions.

13.	ADEA Waiver. Executive acknowledges that she has been advised in writing to consult with an attorney prior to executing this Release, which contains releases and waivers. Executive understands that she may take a period of 21 days (or 45 days if this Release is being provided to Executive in connection with an exit incentive or other employment termination program offered to a group or class of employees) within which to consider this Release. Executive understands that she may revoke this Release during the seven days following the execution of this Release and that this Release will not become effective until that seven-day revocation period has expired. In order to revoke this Release, Executive must sign and send a written notice to the Company addressed to the Chief Executive Officer, which shall be effective only if the Company receives it no later than seven days after Executive signs this Release. If Executive revokes this Release, she will not be entitled to any of the money, benefits or other consideration provided to her as a result of this Release (including, without limitation, the Severance Benefits).

14.	Knowing and Voluntary Waiver. Executive acknowledges that: (a) she has carefully read this Release and fully understands its meaning and effect; (b) she had a full and adequate opportunity and reasonable time period to review this Release with an attorney of her choosing before she signed it; (c) she was not coerced into signing this Release; (d) she agrees to all the terms of this Release and is entering into this Release knowingly, voluntarily, and with full knowledge of its significance; and (e) the only consideration for her signing the Release are the terms stated herein, and no other promises or representations of any kind have been made by any person or entity to cause her to sign this Release.

15.	Governing Law. This Release shall be governed by the internal laws of the State of California, without regard to its conflict of laws principles. Each party to this Release irrevocably submits to the non-exclusive jurisdiction of any state or federal court within the state of California with respect to any cause or claim arising under or relating to this Release. Each party to this Release irrevocably consents to the service of process by registered mail or personal service.

16.	Miscellaneous. A facsimile copy of this Release (or a counterpart thereof) shall be treated as an original.

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17.	Counterparts. This Release may be executed in counterparts and will be as fully binding as if signed in one entire agreement.

BAKERCORP

By:

BAKERCORP
Elizabeth Wood Ganem

Dated:	Dated: